SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  April 22, 2009

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

000-30469

04-3326704

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavik, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry into a Material Definitive Agreement.

On April 22, 2009, deCODE genetics, Inc. and deCODE genetics, ehf, a wholly-owned subsidiary of deCODE genetics, Inc., (collectively, “deCODE”) entered into two license agreements with Celera Corporation (“Celera”) pursuant to which deCODE has granted to Celera non-exclusive licenses to manufacture, use, and sell products based on certain of deCODE’s patents and patent applications related to genetic markers for increased risk of major cardiovascular and metabolic diseases, including heart attack, stroke, atrial fibrillation and type 2 diabetes.  One of the agreements provides that Celera will pay deCODE an upfront payment; both agreements provide that Celera will pay deCODE royalties on sales of products incorporating the licensed patents and patent applications.

The license agreements contain customary provisions regarding payments and audits, confidentiality, indemnification and termination under certain circumstances.  Each agreement will remain in effect until the expiration of the last licensed patent covered by such agreement to expire unless terminated earlier by a party as permitted by the agreement.

The foregoing summary of the license agreements is qualified in its entirety by reference to the copies of the license agreements which will be filed by deCODE as exhibits to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.  Certain commercial terms of the license agreements will be omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

A copy of the press release announcing the execution of the license agreements is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 22, 2009, deCODE genetics, Inc. (“deCODE”) received a letter from the Nasdaq Listing Qualifications Panel (the “Panel”) stating that the Panel has determined to delist deCODE’s common stock from The Nasdaq Stock Market and that, unless the Nasdaq Listing and Hearing Review Council calls the matter for review and stays the delisting, trading of the common stock on The Nasdaq Stock Market will be suspended at the open of trading on April 30, 2009.

deCODE has requested a review by the Nasdaq Listing and Hearing Review Council.  However, this request by itself will not stay the trading suspension action.

As previously announced, in a decision dated February 2, 2009, the Panel transferred the listing of deCODE’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market, contingent on deCODE’s compliance with all the requirements for continued listing on the Nasdaq Capital Market, including the $35 million market value of listed securities requirement as set forth in Marketplace Rule 5550(b)(2), by April 29, 2009.  deCODE has not satisfied the $35 million market value of listed securities requirement.

Following suspension of trading on The Nasdaq Stock Market of deCODE’s common stock, deCODE expects to be eligible for quotation on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter securities..  However, quotation on the OTC Bulletin Board will depend on whether one or more market makers applies to quote deCODE’s common stock.  No assurance can be given that market makers currently making a market in deCODE’s common stock will continue to make a market in the stock.  If deCODE’s common stock is not quoted on the OTC Bulletin Board, beginning on April 30, 2009, the common stock will trade on the Pink OTC Markets’ Pink Quote, an inter-dealer quotation service.

Item 8.01                                             Other Events.

In its Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 31, 2009, deCODE genetics, Inc. reported that it had sufficient liquid funds to continue operations only into the second quarter of 2009.  With the proceeds from the upfront payment from Celera described above, anticipated receivables and cost-reduction measures, deCODE now anticipates that it will be able to continue operations through the second quarter of 2009 without obtaining additional financing.

Item 9.01.                                         Financial Statements and Exhibits.

(d)  Exhibits

99.1                                                   Press Release issued April 23, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

	By:	/s/ Kari Stefansson
Kari Stefansson,
President, Chief Executive Officer

Dated: April 28, 2009